                         [NSA LETTERHEAD APPEARS HERE]

                                                                    EXHIBIT 99.5

                                 March 18, 1996

Mr. Ron E. Hooper
Burlington Resources Coal Seam Gas Royalty Trust
NationsBank of Texas, N.A., Trustee
NationsBank Plaza
901 Main Street, 12th Floor
Dallas, Texas 75202

Dear Mr. Hooper:

  In accordance with your request, we have estimated, as of January 1, 1996,
(1) the future net revenue to the Burlington Resources Coal Seam Gas Royalty Trust (Trust) net profits interest; and (2) the proved reserves to the Meridian Oil Production Inc. (MOPI) interest in the Fruitland Coal Formation underlying the Northeast Blanco Unit, Rio Arriba and San Juan Counties, New Mexico, as listed in the accompanying tabulations. The Trust net profits interest is derived from the MOPI interest in such proved reserves. This report has been prepared using constant prices and costs and conforms to the guidelines of the Securities and Exchange Commission (SEC).

  The estimated net proved reserves in this report are defined as the portion of the gross reserves attributable to the MOPI interest to which the net profits interest is applied. As presented in the accompanying summary projection, Table I, we estimate the MOPI net reserves and the future net revenue to the Trust net profits interest, as of January 1, 1996, to be:

                    MOPI NET RESERVES   TRUST FUTURE NET REVENUE
                  --------------------- -------------------------
                  CONDENSATE    GAS                 PRESENT WORTH
    CATEGORY      (BARRELS)    (MCF)       TOTAL       AT 10%
- ----------------  ---------- ---------- ----------- -------------
Proved Developed      0      91,296,135 $75,031,500  $47,570,500

  Gas volumes are expressed in thousands of standard cubic feet (MCF) at the contract temperature and pressure bases. These properties no longer produce commercial volumes of condensate.

  This report includes a summary projection of reserves and revenue along with one-line summaries of reserves, economics, and basic data by lease. For the purposes of this report, the term "lease" refers to a single economic projection.

  The estimated reserves and future revenue shown in this report are for proved developed reserves only. Our study indicates that there are no proved undeveloped reserves for these properties at this time. In accordance with SEC guidelines, our estimates do not include any value for probable or possible reserves which may exist for these properties. This report does not include any value which could be attributed to interests in undeveloped acreage.

  Future gross revenue in this report is to the MOPI interest prior to deducting state production taxes and ad valorem taxes. Future net revenue is the 95 percent net profits interest to the Trust after deducting the MOPI working interest share of these taxes and operating expenses, but before consideration of federal income taxes. Our estimates of future net revenue have not been adjusted to account for the Section 29 nonconventional fuels federal income tax credit. In accordance with

SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its "present worth." The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the Trust net profits interests.

  For the purposes of this report, a field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs which may be incurred due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment nor the cost of abandoning the properties.

  The gas price used in this report is based on the December 1995 net price received after adjusting for BTU content, gathering fee, and shrinkage and is held constant in accordance with SEC guidelines.

  Lease and well operating costs are based on operating expense records provided by MOPI. These costs include the per-well overhead expenses allowed under joint operating agreements along with costs estimated to be incurred at and below the district and field levels. General and administrative overhead expenses of the Trustee are not included. Lease and well operating costs are held constant in accordance with SEC guidelines.

  We have made no investigation of potential gas volume and value imbalances which may have resulted from overdelivery or underdelivery to the MOPI interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on MOPI receiving its net revenue interest share of estimated future gross gas production.

  The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. The sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in this report due to governmental policies and uncertainties of supply and demand. Also, estimates of reserves may increase or decrease as a result of future operations.

  In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which legal or accounting, rather than engineering and geological, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions necessarily represent only informed professional judgments.

  The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from Meridian Oil Production Inc. and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. We are independent petroleum engineers, geologists and geophysicists; we do not own an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office.

                                                  Very truly yours,

                                                  /s/ Frederic D. Sewell

                         [NSA LETTERHEAD APPEARS HERE]

                   SUMMARY PROJECTION OF RESERVES AND REVENUE
                                     AS OF
                                     1-1-96

BURLINGTON RESOURCES COAL SEAM GAS ROYALTY TRUST
                                              95% NET PROFITS INTEREST
                                              NORTHEAST BLANCO UNIT

                                              SAN JUAN BASIN, NM
                        TOTAL PROVED DEVELOPED RESERVES

                                                         GROSS REVENUE
               GROSS     NET      GROSS       NET    INCL PROD+ADVAL TAXES  PROD+AV NET CAP OPERATING   NET   CUM P.W.
   PERIOD     OIL/COND OIL/COND    GAS        GAS    OIL    GAS     TOTAL    TAXES  INVSTMT  EXPENSE  REVENUE 10.000%
   ENDING        MB       MB       MMF        MMF     M$     M$       M$      M$      M$       M$       M$       M$
- ------------  -------- -------- ---------- --------- ------------- -------- ------- ------- --------- ------- --------
  12-31-96     0.000    0.000    76164.539 12514.768 0.0  13575.4  13575.4  1151.5    0.0     534.2   11293.0 10767.5
  12-31-97     0.000    0.000    64743.359 10637.003 0.0  11538.0  11538.0   979.6    0.0     524.0    9531.9 19030.0
  12-31-98     0.000    0.000    55537.925  9123.555 0.0   9896.6   9896.6   840.8    0.0     521.3    8107.5 25418.0
  12-31-99     0.000    0.000    47850.929  7859.674 0.0   8525.4   8525.4   724.5    0.0     512.4    6924.0 30378.2
  12-31- 0     0.000    0.000    41245.415  6773.496 0.0   7347.3   7347.3   623.3    0.0     509.9    5902.2 34221.7
  12-31- 1     0.000    0.000    35679.161  5858.271 0.0   6354.5   6354.5   539.3    0.0     496.6    5052.1 37212.6
  12-31- 2     0.000    0.000    31029.107  5093.896 0.0   5525.6   5525.6   468.7    0.0     495.0    4332.1 39544.1
  12-31- 3     0.000    0.000    27042.021  4438.621 0.0   4814.6   4814.6   409.0    0.0     495.0    3714.6 41361.8
  12-31- 4     0.000    0.000    23619.550  3876.238 0.0   4205.0   4205.0   357.9    0.0     495.0    3184.5 42778.0
  12-31- 5     0.000    0.000    20623.213  3383.942 0.0   3670.8   3670.8   311.6    0.0     486.9    2727.4 43880.9
  12-31- 6     0.000    0.000    18001.420  2953.234 0.0   3203.1   3203.1   272.4    0.0     472.3    2335.5 44740.0
  12-31- 7     0.000    0.000    15748.268  2583.162 0.0   2802.2   2802.2   237.8    0.0     461.0    1996.8 45407.7
  12-31- 8     0.000    0.000    13841.072  2270.013 0.0   2462.5   2462.5   209.5    0.0     458.8    1704.4 45925.5
  12-31- 9     0.000    0.000    12155.728  1993.305 0.0   2162.2   2162.2   183.2    0.0     452.6    1448.6 46325.4
  12-31-10     0.000    0.000    10626.767  1742.264 0.0   1889.5   1889.5   160.3    0.0     435.8    1228.3 46633.8
  SUBTOTAL     0.000    0.000   493908.474 81101.442 0.0  87972.7  87972.7  7469.4    0.0    7350.8   69482.9 46633.8
  REMAING      0.000    0.000    62175.470 10194.693 0.0  11057.9  11057.9   938.8    0.0    4279.3    5548.6 47570.5
  TOTAL OF
40.8 YRS       0.000    0.000   556083.944 91296.135 0.0  99030.6  99030.6  8408.2    0.0    11630.1  75031.5 47570.5
  CUM PROD     0.936            411652.144
  ULTIMATE     0.936            967736.088

                                     BASED ON CONSTANT PRICES AND COSTS


  ALL ESTIMATES HEREIN ARE PART
  OF THE NETHERLAND, SEWELL            PRESENT WORTH PROFILE
  REPORT AND ARE SUBJECT TO ITS        FOR 12.00 PCT, PRESENT WORTH M$  44429.4
  PARAMETERS AND CONDITIONS.           FOR 14.00 PCT, PRESENT WORTH M$  41712.6
                                       FOR 18.00 PCT, PRESENT WORTH M$  37260.5
                                       FOR 20.00 PCT, PRESENT WORTH M$  35412.5
                                       FOR 24.00 PCT, PRESENT WORTH M$  32278.1

  NETHERLAND, SEWELL &
  ASSOCIATES, INC.--DALLAS &
  HOUSTON
Table I

                                       3